Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(203) 622-3549	(203) 622-3520
UST REPORTS THIRD QUARTER 2006 DILUTED E.P.S. OF $.73, INCLUSIVE OF $.04 NET IMPACT OF
RESTRUCTURING CHARGES AND DISCONTINUED OPERATIONS
GREENWICH, Conn., Oct. 26, 2006 – “Premium moist smokeless tobacco net can sales for the third quarter 2006 increased 0.7 percent,” said UST Inc. (NYSE: UST) Chairman and Chief Executive Officer, Vincent A. Gierer, Jr. in announcing earnings for the period. “Considering the competitive challenge in recent years from value-priced products in the moist smokeless tobacco category, this development signals that our premium loyalty programs, combined with our continuing category growth initiatives, are clearly working.”
For the third quarter ended Sept. 30, 2006, net sales increased 0.4 percent to $458.6 million, while operating income declined 13.9 percent to $192.1 million. Operating income included a $17.5 million ($.06 per diluted share) restructuring charge related to the implementation of Project Momentum, a previously announced company-wide cost reduction initiative anticipated to generate savings of more than $100 million over the next three years. Earnings from continuing operations decreased 13.6 percent to $114.2 million and diluted earnings per share from continuing operations decreased 11.3 percent to $.71.
During the quarter the Company also had income from discontinued operations of $3.9 million ($.02 per diluted share), resulting from the reversal of an income tax related contingency accrual recorded in 2004 when the Company disposed of its cigar operations. The reversal was triggered when the Company decided to sell its headquarters building and relocate as a result of Project Momentum. Net earnings decreased 10.7 percent to $118.1 million and diluted earnings per share decreased 8.8 percent to $.73.
“We expect positive volume trends to continue in all of our operations in the fourth quarter and as a result, expect to generate diluted earnings per share for the year 2006 of approximately $3.04, including a net $.06 reduction, $.04 in this quarter and $.02 in the fourth quarter, for restructuring charges under Project Momentum and income from discontinued operations” said Murray S. Kessler, UST president and chief operating officer. “With moist smokeless tobacco premium volume trends improving and the financial flexibility Project Momentum will provide, we are confident we can achieve our long-term goal of providing a sustainable average annual shareholder return of at least 10 percent, including our strong dividend.”
The net sales increase of 0.4 percent in the third quarter was primarily a result of increased premium case sales in the Wine segment and favorable results for the Company’s international operations, offset by lower realized net revenue per premium unit in the Smokeless Tobacco segment, as the Company continued to implement strategic plans aimed at increasing premium brand loyalty of existing adult consumers and growing the category by attracting adult smokers. The premium brand loyalty plan calls for a comprehensive, state-by-state offering of various sales incentives aimed at improving the value proposition for adult consumers.

The third quarter 2006 gross margin declined 1.0 percent or $3.5 million compared to the year-ago period. The Smokeless Tobacco segment gross margin declined 1.5 percent or $4.7 million primarily due to lower realized net revenue per premium unit. The gross margin for the Wine segment and other operations combined increased $1.2 million.
Selling, advertising and administrative expenses in the third quarter 2006 increased 8.2 percent or $10.1 million compared to the year-ago quarter primarily as a result of planned higher selling and advertising expenses for category growth initiatives, as well as higher legal and other professional fees in the Smokeless Tobacco segment.
Interest expense in the third quarter 2006 declined 11.2 percent or $1.3 million primarily due to higher income on cash equivalent investments versus the year-ago period.
The Company repurchased 1 million shares at a cost of $50.1 million during the third quarter 2006. Stock repurchases over the last twelve-month period, combined with lower stock options outstanding resulted in a decline in the number of average diluted shares outstanding of approximately 2.9 million, or 1.7 percent from the corresponding 2005 quarter.
For the nine-month period ended Sept. 30, 2006, net sales decreased 0.9 percent to $1,365.2 million, operating income decreased 5.8 percent to $614.1 million, earnings from continuing operations decreased 6.6 percent to $364.8 million and diluted earnings per share from continuing operations decreased 4.3 percent to $2.25, compared to the corresponding 2005 period. After taking into account income from discontinued operations, net earnings decreased 5.6 percent to $368.7 million and diluted earnings per share decreased 3.4 percent to $2.27. During the period, the Company repurchased 3.4 million shares at a cost of $150 million.
Nine-month 2006 results include a $17.5 million restructuring charge related to Project Momentum and a $1.4 million antitrust litigation charge reflecting a change in the estimated redemption rate for coupons in connection with the resolution of certain states’ indirect purchaser antitrust actions. Combined, these charges reduced diluted earnings per share by $.07. In addition, nine-month results include income from discontinued operations of $3.9 million or $.02 per diluted share.
Nine-month 2005 results include a net positive impact of $.01 per diluted share due to an antitrust litigation charge of $12.5 million ($.04 per diluted share), recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions, more than offset by a lower than expected effective tax rate due to the net reversal of $8.7 million ($.05 per diluted share) of income tax accruals, net of federal benefit.
Smokeless Tobacco Segment
Smokeless Tobacco segment third quarter 2006 net sales decreased 1.6 percent to $377.3 million versus the year-ago period. This decline reflects the Company’s investment in premium brand loyalty initiatives, primarily through price tactics, aimed at stemming the decline in premium unit volume trends. Operating profit, including its allocation of restructuring charges of $15.4 million, declined 14.0 percent to $186.2 million.

Total moist smokeless tobacco net can sales increased 1.0 percent to 157.9 million. Premium net can sales increased 0.7 percent to 135.4 million. The increase in premium net can sales for the quarter beat the Company’s stated goal of being stable as compared to the year-ago period.
Growth in third quarter premium net can sales reflects a continued sequential improvement in underlying trends as shown in the table below. The data have been adjusted for inventory disruptions of approximately 3.7 million cans the Company believes were shifted from the first quarter of 2005 to the fourth quarter of 2004 as wholesale and retail customers increased inventories in advance of the January 1, 2005 price increase for premium products.

Change vs. prior	Q3	Q4*	Q1*	Q2	Q3
year period as adjusted	2005	2005	2006	2006	2006
Premium net unit volume	(6.2)%	(3.9)%	(2.9)%	(1.8)%	0.7%

*	Adjusted for the impact of 3.7 million can shift.

Price value net can sales came in below expectations, increasing 3.2 percent to 22.5 million. The Company’s mid-tier priced brand, Red Seal, continued to show weakness in the quarter, which is being addressed.
Data for the 26-week period ended Sept. 2, 2006 from U.S. Smokeless Tobacco Company’s Retail Account Data Share & Volume Tracking System (RAD-SVT) measuring shipments to retail on a can-volume basis, indicates total category shipments increased 9.1 percent and USSTC’s shipments increased 4.1 percent versus the year-ago period. The total premium segment increased 2.0 percent, with USSTC’s premium shipments up 2.7 percent. The value segments, including price value and sub-price value increased 21.1 percent, with USSTC’s price value shipments up 12.1 percent during the same period. USSTC’s total share declined 3.0 percentage points versus year-ago to 62.4 percent.
The Company believes the difference in trend between RAD-SVT and net shipments in the quarter primarily reflects inventory differences resulting from new product introductions and promotional timing, as well as the time periods measured.
RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the Company’s financial performance. Because RAD-SVT records shipments from wholesale to retail, the data can vary significantly from the Company’s actual results which are reported as net shipments to wholesale.
“The plans we announced at the beginning of the year to increase premium brand loyalty and continue to expand the moist smokeless tobacco category are paying off,” said Daniel W. Butler, president, U.S. Smokeless Tobacco Company. “The category is now growing at a nearly double-digit rate and our net premium can sales have shown steady improvement as the year progressed, to the point where we are now experiencing growth over the prior year. We look forward to that growth continuing in the fourth quarter.”
Smokeless Tobacco segment nine-month 2006 net sales decreased 2.6 percent to $1,142.6 million despite a 0.7 percent increase in moist smokeless tobacco net can sales to 475.3 million. Premium net can sales declined 0.4 percent to 407.4 million and price value net can sales increased 8.3 percent to 67.9 million. Operating profit for the segment declined 6.1 percent to $597.3 million.

Nine-month 2006 results include a restructuring charge of $15.4 million related to Project Momentum and a $1.4 million antitrust litigation charge reflecting a change in the estimated redemption rate for coupons in connection with the resolution of certain states’ indirect purchaser antitrust actions. The prior year period results include an antitrust litigation charge of $12.5 million recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions.
Wine Segment
Wine segment third quarter 2006 net sales increased 10.1 percent to $69.5 million on a 5.1 percent increase in premium case sales. Reduced orders from a significant customer had a negative impact on case sales for the Company’s core products, Columbia Crest and Chateau Ste. Michelle. This reduction was more than offset by higher sales of Antinori products in connection with the recent distribution agreement. However, Antinori products carry a lower gross margin and as a result, operating profit decreased 0.8 percent to $9.4 million versus the corresponding 2005 period. Operating profit included a $0.3 million restructuring charge related to Project Momentum.
For the nine-month 2006 period, Wine segment net sales increased 8.3 percent to $187.8 million on a 6.8 percent increase in premium case sales versus the corresponding 2005 period. Operating profit advanced 11.4 percent to $27.4 million, including a $2.5 million gain on the sale of certain non-strategic assets, partially offset by a $0.3 million restructuring charge.
Outlook
At the beginning of the year, the Company anticipated generating diluted earnings per share in the range of $3.00 to $3.14, with a target of $3.05. At the end of the second quarter 2006 the range was tightened to $3.02 to $3.11 and the target was increased to $3.07. Neither projection included any potential restructuring charges related to Project Momentum. Today, the Company anticipates 2006 diluted earnings per share to be in the range of $3.02 to $3.07, with a target of $3.04, including a $.06 net reduction related to restructuring charges and income from discontinued operations.
Diluted earnings per share for the fourth quarter 2006 is targeted at $.77 or 13 percent below year-ago levels due primarily to the increased investment in premium brand loyalty and category growth initiatives for moist smokeless tobacco, an additional $.02 restructuring charge related to Project Momentum and the absence of a reversal of income tax accruals of $.06 experienced in the year-ago period.
Over the long-term, the Company’s goal is to provide an annual shareholder return of at least 10 percent, including diluted earnings per share growth and a strong dividend. The improved trends in our premium moist smokeless tobacco business and the recent Project Momentum cost savings initiative provides confidence that this goal can be achieved, while at the same time giving the Company flexibility to grow its business in light of increased competition in the smokeless tobacco segment.
A conference call is scheduled for 11 a.m. Eastern Time today to discuss these results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling (888) 286-8010 or (617) 801-6888, code #84353428 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.
All Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to products liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the company’s Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
# # #

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter
	2006	2005	% Change
Net sales	$458,649	$456,830	+ 0.4

Costs and expenses
Cost of products sold	115,855	110,511	+ 4.8
Selling, advertising and administrative	133,186	123,121	+ 8.2
Restructuring charge	17,495	—	—

Total costs and expenses	266,536	233,632	+14.1

Operating income	192,113	223,198	- 13.9
Interest, net	9,955	11,215	- 11.2

Earnings from continuing operations before income taxes	182,158	211,983	- 14.1
Income taxes	67,963	79,749	- 14.8

Earnings from continuing operations	$114,195	$132,234	- 13.6

Income from discontinued operations, including income tax effect	3,890	—	—

Net earnings	$118,085	$132,234	- 10.7

Net earnings per basic share:
Earnings from continuing operations	$.71	$.81	- 12.3
Income from discontinued operations	.03	—	—

Net earnings per basic share	$.74	$.81	- 8.6

Net earnings per diluted share:
Earnings from continuing operations	$.71	$.80	- 11.3
Income from discontinued operations	.02	—	—

Net earnings per diluted share	$.73	$.80	- 8.8

Dividends per share	$.57	$.55	+ 3.6

Average number of shares:
Basic	160,440	163,749
Diluted	162,187	165,073

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Nine months ended Sept. 30,
	2006	2005	% Change
Net sales	$1,365,190	$1,377,473	- 0.9

Costs and expenses
Cost of products sold	332,479	320,941	+ 3.6
Selling, advertising and administrative	399,796	392,119	+ 2.0
Restructuring charge	17,495	—	—
Antitrust litigation	1,350	12,529	- 89.2

Total costs and expenses	751,120	725,589	+ 3.5

Operating income	614,070	651,884	- 5.8
Interest, net	32,218	39,583	- 18.6

Earnings from continuing operations before income taxes	581,852	612,301	- 5.0
Income taxes	217,089	221,710	- 2.1

Earnings from continuing operations	$364,763	$390,591	- 6.6

Income from discontinued operations, including income tax effect	3,890	—	—

Net earnings	$368,653	$390,591	- 5.6

Net earnings per basic share:
Earnings from continuing operations	$2.27	$2.38	- 4.6
Income from discontinued operations	.02	—	—

Net earnings per basic share	$2.29	$2.38	- 3.8

Net earnings per diluted share:
Earnings from continuing operations	$2.25	$2.35	- 4.3
Income from discontinued operations	.02	—	—

Net earnings per diluted share	$2.27	$2.35	- 3.4

Dividends per share	$1.71	$1.65	+ 3.6

Average number of shares:
Basic	160,940	164,359
Diluted	162,355	166,093

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands)

	Sept. 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$224,829	$202,025
Short-term investments	20,000	10,000
Accounts receivable	49,822	54,186
Inventories:
Leaf tobacco	169,736	202,553
Products in process	183,217	203,396
Finished goods	166,524	156,343
Other materials and supplies	20,407	21,115

Total inventories	539,884	583,407
Deferred income taxes	11,642	11,622
Income taxes receivable	5,482	2,400
Assets held for sale	1,110	3,433
Prepaid expenses and other current assets	24,974	22,481

Total current assets	877,743	889,554
Property, plant and equipment, net	421,712	431,168
Other assets	41,828	46,261

Total assets	$1,341,283	$1,366,983

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$194,726	$231,061
Income taxes payable	9,277	12,566
Litigation liability	14,233	15,151

Total current liabilities	218,236	258,778
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	90,214	85,819
Pensions	97,369	92,159
Deferred income taxes	1,849	11,972
Other liabilities	6,294	3,157

Total liabilities	1,253,962	1,291,885

Contingencies

Stockholders’ equity:
Capital stock (1)	104,719	103,810
Additional paid-in capital	1,015,563	945,466
Retained earnings	589,811	497,389
Accumulated other comprehensive loss	(18,973)	(17,802)

	1,691,120	1,528,863
Less treasury stock – 48,423,173 shares in 2006 and 45,049,378 shares in 2005	1,603,799	1,453,765

Total stockholders’ equity	87,321	75,098

Total liabilities and stockholders’ equity	$1,341,283	$1,366,983

(1)	Common Stock par value $.50 per share: Authorized – 600 million shares; issued – 209,437,157 shares in 2006 and 207,620,439 shares in 2005. Preferred Stock par value $.10 per share: Authorized – 10 million shares; Issued – None.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended Sept. 30,
	2006	2005
Operating Activities:
Net earnings	$368,653	$390,591
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	33,722	32,954
Share-based compensation expense	7,610	4,043
Excess tax benefits from share-based compensation	(6,559)	—
(Gain) loss on disposition of property, plant and equipment	(1,915)	2,629
Deferred income taxes	(9,513)	(6,700)
Changes in operating assets and liabilities:
Accounts receivable	4,364	(8,188)
Inventories	45,594	31,720
Prepaid expenses and other assets	12,618	9,671
Accounts payable, accrued expenses, pensions and other liabilities	(26,407)	(33,016)
Income taxes	3,628	(9,638)
Litigation liability	(918)	(8,095)

Net cash provided by operating activities	430,877	405,971

Investing Activities:
Short-term investments, net	(10,000)	10,000
Purchases of property, plant and equipment	(25,177)	(52,623)
Proceeds from dispositions of property, plant and equipment	6,157	3,183
Acquisition of business	(10,578)	—
Investment in joint venture	(2,921)	—

Net cash used in investing activities	(42,519)	(39,440)

Financing Activities:
Repayment of debt	—	(300,000)
Proceeds from the issuance of stock	53,792	66,382
Excess tax benefits from share-based compensation	6,559	—
Dividends paid	(275,871)	(271,647)
Stock repurchased	(150,034)	(150,049)

Net cash used in financing activities	(365,554)	(655,314)

Increase (decrease) in cash and cash equivalents	22,804	(288,783)
Cash and cash equivalents at beginning of year	202,025	450,202

Cash and cash equivalents at end of period	$224,829	$161,419

NOTE: Certain prior year amounts have been reclassified to conform to the 2006 presentation.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Third Quarter			Nine Months Ended Sept. 30,
Consolidated Results	2006	2005	%	2006	2005	%
Net Sales (mil)	$458.6	$456.8	0.4%	$1,365.2	$1,377.5	-0.9%
Restructuring Charge (mil)	$17.5	—	—	$17.5	—	—
Antitrust Litigation (mil)	—	—	—	$1.4	$12.5	-89.2%
Operating Income (mil)	$192.1	$223.2	-13.9%	$614.1	$651.9	-5.8%
Earnings From Cont. Ops. (mil)	$114.2	$132.2	-13.6%	$364.8	$390.6	-6.6%
Inc. From Disc. Ops. (mil)	$3.9	—	—	$3.9	—	—
Net Earnings (mil)	$118.1	$132.2	-10.7%	$368.7	$390.6	-5.6%
Diluted EPS From Cont. Ops.	$.71	$.80	-11.3%	$2.25	$2.35	-4.3%
Diluted EPS From Disc. Ops.	$.02	—	—	$.02	—	—
Diluted EPS	$.73	$.80	-8.8%	$2.27	$2.35	-3.4%
Rest. Charge Per Diluted Share	$.06	—	—	$.06	—	—

Smokeless Tobacco
Net Sales (mil)	$377.3	$383.4	-1.6%	$1,142.6	$1,173.1	-2.6%
Restructuring Charges (mil)	$15.4	—	—	$15.4	—	—
Antitrust Litigation (mil)	—	—	—	$1.4	$12.5	-89.2%
Operating Profit (mil)	$186.2	$216.5	-14.0%	$597.3	$636.1	-6.1%

MST Net Can Sales
Premium (mil)	135.4	134.5	0.7%	407.4	409.1	-0.4%
Price Value (mil)	22.5	21.8	3.2%	67.9	62.7	8.3%

Total (mil)	157.9	156.3	1.0%	475.3	471.8	0.7%

Wine
Net Sales (mil)	$69.5	$63.2	10.1%	$187.8	$173.5	8.3%
Restructuring Charges (mil)	$0.3	—	—	$0.3	—	—
Operating Profit (mil)	$9.4	$9.5	-0.8%	$27.4	$24.6	11.4%
Premium Case Sales (thou)	1,087	1,034	5.1%	3,068	2,872	6.8%

	Volume %		Point
	Chg. Vs.		Chg. Vs.
RAD-SVT 26 wks ended 09/02/06(1)	YAGO	Share	YAGO
Total Category	+9.1%
Total Premium Segment	+2.0%	58.3%	-4.1 pts
Total Value Segments	+21.1%	41.6%	+4.1 pts
USSTC Share of Total Category	+ 4.1%	62.4%	-3.0 pts
USSTC Share of Premium Segment	+2.7%	90.5%	+0.7 pts
USSTC Share of Value Segments	+12.1%	23.3%	-1.9 pts

(1)	RAD-SVT – Retail Account Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.